Exhibit 99.1

NEWS RELEASE	Contact:	David Spille
For Immediate Release		Vice President, Investor
May 11, 2006		Relations and Capital Markets
(703) 273-7500
SUNRISE REPORTS PRELIMINARY SELECTED FINANCIAL
DATA FOR FIRST-QUARTER 2006
Company delays filing of Form 10-Q due to previously announced review of the accounting treatment applied to a limited number of its investments in unconsolidated senior living communities
     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), previously announced that the Company is reviewing its accounting treatment for allocation of profits and losses for the limited number of Sunrise joint ventures where Sunrise is a minority partner and the capital partner receives a preference on return of its capital. As a result of that review, Sunrise has decided to use a different methodology to allocate profits and losses in its joint ventures based on such rights and priorities of the partners. Sunrise is evaluating whether this methodology will require adjustments to prior period financial statements.
     Although no resolution has been reached yet, Sunrise does not expect the outcome of this review to adversely affect its earnings guidance for 2006 and 2007 due to the limited number of current joint ventures affected and the various stages of these ventures. Sunrise will not file its Form 10-Q until it completes its review. This review encompasses a multi-year analysis of each affected venture and is being completed as thoroughly and quickly as possible. Sunrise is unable at this time to provide an expected date for filing the Form 10-Q.
     “We regret the delay in reporting earnings for the first quarter, but believe that the additional time is important in order to ensure the integrity and accuracy of our financial statements,” said Paul Klaassen, Sunrise Senior Living’s chairman and CEO. “As we move toward our 25th anniversary, our consistent approach to growth through community operations, new construction, selective acquisitions and balance sheet initiatives has benefited our residents, shareholders and capital partners alike. This accounting issue does not change our business prospects or our enthusiasm for our management services business model.”

Sunrise Reports Preliminary Selected Financial Data for First-Quarter 2006 / page 2
     Sunrise also reported today preliminary selected financial and operating data for the quarter ended March 31, 2006, as set forth below:
Portfolio Growth
•	Operated 423 communities

•	Capacity increased to over 51,000 residents in four countries

•	Added management of eight new communities net of terminations

•	Began construction on four new communities and expects to begin construction on 26 additional communities in 2006
Operational Highlights
•	Revenue for all communities managed by Sunrise of $531 million

•	Management fees from operating communities of $34 million

•	Resident and ancillary fees of $97 million

•	Community and ancillary expenses of $76 million

•	General and administrative expenses of $22 million, or 4.1% of revenue under management

•	Community lease expense of $13 million

•	Net interest income of $2 million

•	170 communities stabilized in both first quarter of 2006 and 2005
•	Revenue grew 6.3%

•	Average daily rate increased 3.3%

•	Occupancy increased 3.5% to 94.2%
Balance Sheet and Business Highlights
•	Cash of $174 million

•	Property and equipment of $507 million

•	Total debt of $92 million
     As previously announced, Sunrise expects to cease management of ten communities on or about August 4, 2006 upon payment of approximately $88 million in buyout fees. The Company expects to redeploy the cash received from the buyout of these contracts into various investment alternatives, which potentially include expanded development activities, investment in additional venture communities, the acquisition of management contracts and/or other senior housing operators, repayment of outstanding debt, share repurchases and other potential investments. The owner’s rights to buyout these contracts are not related to Sunrise’s performance at any of these communities.
Outlook and Earnings
     As previously discussed, Sunrise does not expect the outcome of the current accounting review to adversely affect its guidance for 2006 or 2007. As indicated in our fourth-quarter 2005 earnings press release, our 2006 EPS guidance includes stock option expenses of approximately $0.04 per share and incentive income deferred from a property sale in 2004 of $0.02 per share. In addition, we expect our 2006 earnings to include an additional $0.85 per share over our previous guidance due to the net effect of the payment of the buyout fee mentioned above and related expenses. Sunrise will provide any necessary updates to its guidance for 2006 and 2007 upon filing of first-quarter financial results. Sunrise’s 2006 and 2007 EPS is expected to be driven by higher management and professional services revenue resulting from more than 30 construction starts, 26 expected new development openings from Sunrise’s expanded development pipeline, full-year contributions from The Fountains and Greystone acquisitions and by further growth in earnings generated by Sunrise’s equity investments in unconsolidated ventures.

Sunrise Reports Preliminary Selected Financial Data for First-Quarter 2006 / page 3
Conference Call Information
     Sunrise will host a conference call today (Thursday, May 11, 2006) at 11:00 a.m. ET to discuss the Company’s preliminary selected first-quarter financial data. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president, Tiffany Tomasso, chief operating officer and Bradley Rush, chief financial officer, will host the call. The call-in number is 866-802-6730 (access code not required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing 719-457-0820 (access code: 8647163). The rebroadcast will be available through May 18, 2006. In addition, a link to a recording of the call and a copy of this press release will be available on the Company’s Web site in the Investor Relations section.
     Sunrise Senior Living, a McLean, Va. based company, employs more than 40,000 people. As of March 31, 2006, Sunrise operated 423 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for more than 51,000 residents. Sunrise also had 46 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.
     The preliminary financial data and estimates of future earnings included in this press release are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the results of the accounting review and completion of the first quarter Form 10-Q, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in general economic conditions, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission, as may be updated or supplemented in the Company’s Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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Sunrise Senior Living, Inc.
Supplemental Information
As of March 31, 2006
($ in millions except average daily rate and per share amounts)

	Communities		Resident Capacity
	Q1 06	Q1 05	Q1 06	Q1 05
Community Data
Communities managed for third-party owners	200	194	26,283	24,208
Communities in ventures	162	130	17,025	11,485
Communities consolidated	61	60	7,979	7,943

Total communities operated (1)	423	384	51,287	43,636

Percentage of Total Operating Portfolio
Assisted Living			67%	69%
Independent Living			24%	22%
Skilled Nursing			9%	9%

Total			100%	100%

Selected Operating Results

Same-Community Owned Portfolio Operating Results (2)	Q1 06	Q1 05	% Change
Number of communities	170	170	—
Resident capacity	17,493	17,493	—
Revenue	$211.1	$198.5	6.3%
Facility operating expense (3)	$138.9	$131.4	5.7%
Occupancy	94.2%	91.0%	3.5%
Average daily rate (4)	$139.18	$134.69	3.3%

Selected Total Portfolio Operating Results (5)	Q1 06	Q1 05
Total revenue of communities under management	$530.6	$467.0
Total G&A expenses as a percentage of total revenue of communities under management	4.1%	3.9%

Development Information	Q1 06	Q1 05
Construction in progress	$151.4	$85.5
Capitalized interest	$1.2	$1.7
Capital expenditures	$55.1	$22.8
Number of Development Communities to be Opened (Resident Capacity)

	Q2 06	Q3 06	Q4 06	Q1 07
Consolidated communities (6)	2(185)	1(94)	2(190)	1(77)
Venture communities	8(692)	2(196)	2(209)	5(402)
Managed communities	1(72)	—	—	—

Sunrise Senior Living, Inc.
Supplemental Information (continued)
As of March 31, 2006
($ in millions except average daily rate and per share amounts)
Notes

(1)	During the first quarter of 2006, Sunrise opened eight communities and assumed management of three communities. There were also three management contracts terminated in the first quarter.

(2)	Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in the first quarter of 2006 and 2005. This includes consolidated and venture communities.

(3)	Facility operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.

(4)	Average daily rate excludes community fees.

(5)	Includes revenue for all communities operated by Sunrise.

(6)	Communities are expected to be acquired by a third party or joint venture prior to opening.